Exhibit 99.2

Strategic Storage Trust IV, Inc. Announces Estimated Per Share Value of $10.00

LADERA RANCH, CA – (August 7, 2024) – Strategic Storage Trust VI, Inc. (“SST VI”) announced today that its board of directors (the “Board”) has approved an estimated per share net asset value (“NAV”) of its Class P, Class A, Class T, Class W, Class Y and Class Z common stock of $10.00, calculated as of March 31, 2024.

“We are pleased to announce SST VI’s first estimated value per share of $10.00,” said H. Michael Schwartz, chairman, president and chief executive officer of SST VI. “The value of our existing assets have increased, and we believe that continuing to invest in stabilized and growth self storage assets will drive long-term value for our shareholders.”

On August 7, 2024, the Board approved the estimated per share NAV of $10.00 based on the estimated value of SST VI’s assets less the estimated value of its liabilities, or net asset value, divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of March 31, 2024.

Kroll, LLC (“Kroll”), an independent third-party real estate valuation and advisory firm, was engaged to provide valuation services of SST VI’s assets and liabilities. Upon SST VI’s nominating and corporate governance committee’s receipt and review of the Kroll valuation report, the committee concluded that the range in estimated net asset value per share of $7.45 to $11.00, with an approximate mid-range value per share of $9.44, was reasonable and recommended to the Board that it adopt, and the Board subsequently determined to adopt, $10.00 as the estimated net asset value per share for all shares. This determination was based on the Board’s assessment of SST VI’s portfolio, the growth remaining in various properties, and the estimated range of values provided by Kroll.

SST VI acquired its Real Estate Facilities for approximately $513.0 million (Canadian properties are translated based on the foreign exchange rate in effect as of March 31, 2024). The total appraised value of the Real Estate Facilities as calculated by us with respect to an estimated net asset value per share of $10.00, which is based on the valuation provided by Kroll, is approximately $600.7 million (Canadian properties are translated based on the foreign exchange rate in effect as of March 31, 2024), representing an approximate 17.1% increase in the total value over the aggregate purchase price.

The valuation was determined in compliance with Investment Program Association Practice Guideline 2013-01 regarding valuations of publicly registered non-listed REITs (“IPA guidelines”). Consistent with the IPA guidelines, the valuation does not include a portfolio premium that may reasonably be expected to accrue in a typical real estate valuation process conducted for transaction purposes, nor does it reflect an enterprise value.

Exhibit 99.2

For a full description of the methodology and assumptions used to determine the estimated per share NAV and the limitations of the estimated per share NAV, please see SST VI’s Current Report on Form 8-K that was filed with the U.S. Securities and Exchange Commission on August 7, 2024.

About Strategic Storage Trust VI, Inc. (SST VI)

SST VI is a Maryland corporation that was elected to qualify as a REIT for federal income tax purposes. SST VI’s primary investment strategy is to invest in income-producing and growth self-storage facilities and related self-storage real estate investments in the United States and Canada. As of August 7, 2024, SST VI has a portfolio of 13 operating properties in the United States comprising approximately 8,630 units and 1,016,000 rentable square feet (including parking); 11 properties with approximately 9,910 units and 1,082,000 rentable square feet (including parking) in Canada, joint venture interests in five development properties in two Canadian provinces (Ontario and Québec) and one wholly owned development property in Ontario.

About SmartStop Self Storage REIT, Inc. (SmartStop):

SmartStop Self Storage REIT, Inc. (“SmartStop”) is a self-managed REIT with a fully integrated operations team of approximately 500 self-storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self-storage programs. As of August 7, 2024, SmartStop has an owned or managed portfolio of 200 operating properties in 22 states and Canada, comprising approximately 140,100 units and 16.0 million rentable square feet. SmartStop and its affiliates own or manage 35 operating self-storage properties in Canada, which total approximately 30,700 units and 3.2 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

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Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act, including statements relating to SST VI’s estimated net asset value per share. SST VI intends for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such statements include, in particular, statements about SST VI’s plans, strategies, and prospects and are subject to certain risks and uncertainties, including known and unknown risks, and assumptions, which could cause actual results to differ materially from those projected or anticipated. To the extent that SST VI’s assumptions differ from actual results, SST VI’s ability to realize the plans, strategies, and prospects contemplated by such forward-looking statements, including SST VI’s ability to generate positive cash flow from operations and provide distributions to stockholders, and SST VI’s ability to find suitable investment properties, may be significantly hindered. Therefore, such statements are not intended to be a guarantee of SST VI’s performance in future periods. Such forward-looking statements can generally be identified by SST VI’s use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “seek,” “continue,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this report is filed with the U.S. Securities and Exchange Commission. SST VI cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and SST VI does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Exhibit 99.2

Contact

David Corak

VP of Corporate Finance

SmartStop Self Storage REIT, Inc.

IR@smartstop.com